Exhibit 97
Policy Name:    Clawback Policy
Applies To:    All Employees that Receive Performance Share Awards and Former Executive Officers

Purpose
The Toro Company (the “Company”) is committed to conducting business with integrity in accordance with high ethical standards and in compliance with all applicable laws, rules and regulations, including those applicable to the presentation of the Company’s financial information to the public. As a result, the Board of Directors of the Company (the “Board”) has adopted this Clawback Policy (this “Policy”), which provides for the recovery of certain employee incentive compensation in the event of financial errors, including an accounting restatement, or other employee egregious misconduct that has a substantial detrimental effect on the Company or its subsidiaries or its results of operations.
This Policy is adopted pursuant to and intended to comply with Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual with respect to the recovery of erroneously awarded compensation from the Company’s current and former Executive Officers (as defined below) so long as the Company’s securities are listed on the NYSE.
Policy Administration
This Policy will be administered by the Compensation & Human Resources Committee of the Board of Directors, or in the absence of such a committee, a majority of the “independent directors” (within the meaning of Section 303A.02 of the NYSE Listed Company Manual) serving on the Board (the “Committee”). Except as limited by law, the Committee will have full power, authority, and sole and exclusive discretion to construe, interpret and administer this Policy. The Committee will interpret this Policy consistent with Section 303A.14 of the NYSE Listed Company Manual and any NYSE guidance issued thereunder, the rules and regulations of the Securities and Exchange Commission (the “SEC”), and any other applicable laws, rules or regulations governing the mandatory recovery of compensation, as such laws, rules or regulations may change, be interpreted or evolve from time to time. Any determinations made by the Committee will be made in its sole discretion and will be final, conclusive and binding on all affected individuals.
In the event of any change in any federal or state law, rule or regulation, or rule, regulation, policy or listing standard of the SEC or any securities exchange on which the Company’s securities are listed, which requires the Company to recover certain compensation from a Covered Employee (as defined below), the Committee will be required to seek recovery under this Policy to the fullest extent required by such laws, rules, regulations or listing standards.
Covered Employees
This Policy will cover the Company’s current and former Executive Officers (as defined below) and all individuals that received or receive the grant of performance share awards as part of their annual compensation (collectively, the “Covered Employees”).
Notwithstanding the generality of the foregoing and for the avoidance of doubt, this Policy will cover the Company’s current and former Executive Officers who Received Erroneously Awarded Compensation (in each case, as such terms are defined below) regardless of whether the Executive Officer committed misconduct or contributed to the error.
Page 1 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23

The term “Executive Officer” as used in this Policy means the Company’s:
•President;
•Principal financial officer;
•Principal accounting officer (or if there is no such accounting officer, the controller);
•Any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance);
•Any other officer who performs a policy-making function; or
•Any other person who performs similar policy-making functions for the Company and executive officers of the Company’s parents or subsidiaries if such individuals perform such policy-making functions for the Company.

Policy-making function is not intended to include policy-making functions that are not significant.
Identification of an Executive Officer for purposes of this Policy would include at a minimum executive officers identified by the Company pursuant to Item 401(b) of SEC Regulation S-K.
Compensation Covered
This Policy will apply to all incentive compensation paid, granted, earned, vested or otherwise awarded to a Covered Employee, including annual cash incentives and other short and long-term cash incentive awards, stock options, restricted stock units, performance share awards, and any other equity-based awards (“Incentive Compensation”).
Notwithstanding the generality of and in addition to the foregoing, as required under Section 303A.14 of the NYSE Listed Company Manual, this Policy will apply to all Incentive-Based Compensation Received by a person (in each case, as such terms are defined below):
•After beginning service as an Executive Officer of the Company and who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;
•While the Company has a class of securities listed on the NYSE or another national securities exchange or a national securities association; and
•During the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement (as defined below), plus any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year; and provided, further, that the Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.
For purposes of this Policy, a “Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Page 2 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23

For purpose of determining the relevant recovery period, the date that the Company is required to prepare a Restatement is the earlier to occur of: (i) the date the Company’s Board, a committee of the Board or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.
Discretionary Authority to Recover Incentive Compensation From Covered Employees
In the event the Committee determines that a financial metric used to determine the vesting or payment of Incentive Compensation to a Covered Employee was calculated incorrectly, whether or not the Company is required to restate its financial statements, and without regard to whether such miscalculation was due to fraud or intentional misconduct, then the Committee may require (but is not obligated to require) reimbursement of certain Incentive Compensation received by such Covered Employee during the three-year period preceding the date on which the Company discovers the error or is required to prepare an accounting restatement, and/or authorize the cancellation of unpaid or unvested Incentive Compensation, as determined by the Committee pursuant to this Policy.
In addition, if the Committee determines that the Covered Employee has engaged in egregious conduct that is substantially detrimental to the Company, the Committee may require (but is not obligated to require) the Covered Employee to reimburse the Company for all or a portion of Incentive Compensation previously vested or paid to such Covered Employee during the one-year period preceding the date on which the Company discovers such conduct and/or authorize the cancellation of unpaid or unvested Incentive Compensation, as determined by the Committee pursuant to this Policy. “Egregious conduct substantially detrimental to the Company” will mean any one of the following:
•any act or omission which would constitute “Cause” for termination under the terms of the Covered Employee’s employment agreement, if any;
•the material breach of a written policy applicable to the Covered Employee, including, but not limited to, the Code of Conduct;
•the material breach of any non-competition, non-solicitation or confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights with the Company that is applicable to the Covered Employee;
•egregious misconduct by the Covered Employee including, but not limited to, fraud, criminal activities, falsification of Company records, theft, violent acts or threats of violence, or a violation of law, unethical conduct or inappropriate behavior that causes substantial reputational harm to the Company or exposes the Company to substantial legal liability; or
•the commission of an act or omission which causes the Covered Employee or the Company to be in violation of federal or state securities laws, rules or regulations.
In the event a recovery under this section of this Policy is triggered by an incorrect financial metric used to determine the vesting or payment of Incentive Compensation to a Covered Employee, then the recovery amount will be up to the amount of Incentive Compensation received by the Covered Employee that exceeds the amount of Incentive Compensation that otherwise would have been received based on the correct financial metric or restated results, as determined by the Committee in its sole discretion.
Page 3 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23

In the event a recovery under this section of this Policy is triggered by egregious conduct substantially detrimental to the Company by the Covered Employee, then the Committee will determine the amount of Incentive Compensation to recover from such Covered Employee based on the following factors:
•the amount of Incentive Compensation received by the Covered Employee that exceeds the amount of Incentive Compensation that otherwise would have been received or granted had the Covered Employee’s egregious conduct substantially detrimental to the Company been known;
•the relative fault or degree of involvement by the Covered Employee;
•the overall work performance of the Covered Employee;
•the relative impact of the Covered Employee’s conduct on the Company and the magnitude of any restatement, loss or variance from budget or plan;
•the cost or difficulty of obtaining recovery, including but not limited to whether the Covered Employee has any outstanding equity-based awards that may be cancelled, whether the Covered Employee continues to be employed by the Company or its subsidiaries, and the language of this Policy in effect on the relevant date; and/or
•any other facts and circumstances determined relevant by the Committee, in its sole discretion.
Mandatory Authority and Obligation to Recover Erroneously Awarded Compensation From Executive Officers
In the event of a Restatement and if required under Section 303A.14 of the NYSE Listed Company Manual, the Company must reasonably promptly recover any Erroneously Awarded Compensation (as defined below) in compliance with this Policy and Section 303A.14 of the NYSE Listed Company Manual, except to the extent one of the three conditions below is met and the Committee has made a determination that recovery would be impracticable.
•The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Company has made a reasonable attempt to recover any amount of erroneously awarded compensation, has documented such reasonable attempt(s) to recover and provided that documentation to the NYSE.
•Recovery would violate home country law where that law was adopted prior to November 28, 2022 and the Company has obtained an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation and has provided such opinion to the NYSE.
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the U.S. Internal Revenue Code and regulations thereunder.
The term “Erroneously Awarded Compensation” as used in this Policy means that amount of Incentive-Based Compensation Received (as such terms are defined below) that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation
Page 4 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23

directly from the information in a Restatement the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
The term “Incentive-Based Compensation” as used in this Policy means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
The term “Financial Reporting Measures” as used in this Policy means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Financial reporting measures include, without limitation, stock price and total shareholder return, and may include non-GAAP financial measures. A financial reporting measure need not be presented within the Company’s financial statements or included in an SEC filing to constitute a financial reporting measure for this purpose.
Incentive-Based Compensation is deemed “Received” as such term is used in this Policy by an Executive Officer in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
Notwithstanding the generality of the foregoing, “Incentive-Based Compensation” is intended to be interpreted and construed broadly and includes with respect to any plan that takes into account incentive-based compensation (other than a tax-qualified plan) any amount contributed to a notional account based on erroneously awarded compensation and any earnings accrued to date on that notional account. Such plans include without limitation long-term disability plans, life insurance plans, supplemental executive retirement plans and other compensation, if it is based on incentive-based compensation.
Method of Recovery
The Committee will determine, in its sole discretion, the method for recovering Incentive Compensation or Erroneously Awarded Compensation hereunder, which may include, without limitation, any one or more of the following:
•requiring reimbursement of cash Incentive Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
•cancelling or rescinding some or all outstanding vested or unvested equity-based awards;
•adjusting or withholding from unpaid compensation or other set-off;
•cancelling or setting-off against planned future grants of equity-based awards; and/or
•any other method authorized by applicable law or contract.
Enforceability
In addition to the adoption of this Policy, the Company will take steps to implement an agreement to this Policy by all Covered Employees. In furtherance of the foregoing, each
Page 5 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23

Covered Employee subject to this Policy is required to sign and return to the Company the Acknowledgement Form attached hereto as Exhibit A pursuant to which such Covered Employee will agree to be bound by the terms and comply with this Policy.
Policy Not Exclusive
Any recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, incentive or equity compensation plan or award or other agreement and any other legal rights or remedies available to the Company. Notwithstanding the generality of the foregoing, to the extent that the requirements under the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 or other applicable law are broader than the provisions in this Policy, the provisions of such law will apply.
No Indemnification
The Company will not indemnify or agree to indemnify any Covered Employee against the loss of Erroneously Awarded Compensation or Incentive Compensation that is subject to this Policy nor will the Company pay or agree to pay any insurance premium to cover the loss of Erroneously Awarded Compensation or Incentive Compensation.
Effective Date and Relationship to Prior Policy
The effective date of this Policy is October 2, 2023 (the “Effective Date”) and will apply to all:
•Incentive Compensation that is approved, awarded or granted to Covered Employees on or after the Effective Date, except as otherwise agreed by any Covered Employee or pursuant to the terms of any Company plan regarding Incentive Compensation; and
•Incentive-Based Compensation Received by the Company’s current or former Executive Officers on or after the Effective Date.
This Policy supersedes and replaces The Toro Company Clawback Policy, as adopted by the Board on January 19, 2022, with respect to all Incentive Compensation received by any Covered Employee on or after the Effective Date and all Incentive-Based Compensation Received by the Company’s current and former Executive Officers on or after the Effective Date.
Required Disclosures
The Company will file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by the applicable SEC filings and will provide all required SEC and other disclosures regarding this Policy and in the event of a Restatement.

Page 6 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23

Amendment and Termination
The Committee may amend, modify or terminate this Policy in whole or in part at any time in its sole discretion and may adopt such rules and procedures that it deems necessary or appropriate to implement this Policy or to comply with applicable laws, rules and regulations, including without limitation Section 303A.14 of the NYSE Listed Company Manual.
Successors
This Policy shall be binding and enforceable against all Covered Employees and their respective beneficiaries, heirs, executors, administrators, or other legal representatives.

Page 7 of 7     Effective Date: 10/02/23 | Replaces Policy Dated: 01/19/22 | Last Review Date: 09/19/23